Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2006, except for the restatement discussed in the section entitled “Second Restatement” of Note 2 to the consolidated financial statements, Note 1 to the financial statement schedules, and the matter discussed in the penultimate paragraph of Management’s Report on Internal Control over Financial Reporting, as to which the date is October 16, 2006, relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Odyssey Re Holdings Corp.’s Annual Report on Form 10-K/A for the year ended December 31, 2005.
/s/ PricewaterhouseCoopers LLP
New York, New York
November 22, 2006